Supplement Agreement No. 1

to the Deposit Agreement among OAO Gazprom, The Bank of New York and owners and beneficial owners of American Depositary Receipts, dated as of October 25, 1996,

as amended and restated as of April 17, 2006

Moscow

               ___________, 2011

Open Joint Stock Company Gazprom (the «Company»), represented by its Chairman of the Management Board Alexey Borisovich Miller , acting on the basis of the Articles , on the one hand, and

THE BANK OF NEW YORK MELLON, a New York banking corporation (the «Depositary»), represented by Anthony F. Moro, Managing Director, acting on the basis of Section 6.2 of the By-laws, on the other hand,

collectively, referred to herein as the «Parties», have entered into this supplement agreement as of the date set forth herein (the «Agreement») to the Deposit Agreement among the Company, incorporated under the laws of the Russian Federation, the Depositary and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder («ADRs»), dated as of October 25, 1996, as amended and restated as of April 17, 2006 (the «Deposit Agreement») as follows. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Deposit Agreement.

1. The Parties agreed to change the number of the Company's Shares represented by each ADR from 4:1 to 2:1.

2. In Exhibit A to the Deposit Agreement:

- the language: «(Each American Depositary Share represents four (4) deposited Shares)» shall be amended to read as follows: «(Each American Depositary Share represents two (2) deposited Shares)»; and

- the language found on page A-2 of the Deposit Agreement: «At the date hereof, each American Depositary Share represents four (4) Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the Moscow, Russian Federation, office of Gazprombank ZAO (herein called the «Custodian»).», shall be amended to read as follows: «At the date hereof, each American Depositary Share represents two (2) Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the Moscow, Russian Federation, office of Gazprombank OAO (herein called the «Custodian»)».

3. Save as and to the extent expressly amended by this Agreement, the Deposit Agreement shall remain in full force and effect.

4. This Agreement shall take effect as of the date hereof.

5. This Agreement constitutes an integral part of the Deposit Agreement.

6. This Agreement shall be executed in both the English and Russian languages. Both the English and Russian texts of this Agreement shall be legally binding but in the event of any inconsistencies between them, the English text shall apply; provided, however, that the Russian text may also be consulted as evidence of the intentions of the Depositary and the Company.

7. This Agreement and the Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York, except with respect to its authorization and execution by the Company, which shall be governed by the laws of the Russian Federation.

8. The provisions of Sections 7.06 and 7.07 of the Deposit Agreement shall apply to this Agreement, mutatis mutandis.

9. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

10. This Agreement shall constitute the entire agreement of the Parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

11. Signatures of the Parties:

On behalf of the Company	On behalf of the Depositary

_____________________	______________________
A.B. Miller	Anthony Moro